Exhibit 99.1

DONEGAL GROUP INC. ANNOUNCES OFFERING OF CLASS A COMMON STOCK

Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone	(717) 426-1931
Fax	(717) 426-7009

For Immediate Release

     MARIETTA, Pennsylvania, November 25, 2003 — Donegal Group Inc. (Nasdaq DGICA and DGICB) announced that it its public offering of 3,000,000 shares of Class A common stock at a price of $18.25 per share has commenced and delivery of the shares is expected to take place on December 1, 2003. The registration statement relating to the offering was declared effective by the Securities and Exchange Commission on November 24, 2003. The book-running manager for the offering is SunTrust Robinson Humphrey and the co-lead manager is Legg Mason Wood Walker, Inc. The co-managers of the offering are Advest, Inc. and Cochran, Caronia & Co.

     The proceeds of the offering will be used to fund previously announced acquisitions, to increase the capital of Donegal Group Inc.’s insurance subsidiaries and for general corporate purposes.

     Donegal Group Inc. is a regional property and casualty insurance holding company currently doing business in 14 Mid-Atlantic and Southeastern states through its insurance subsidiaries, Atlantic States Insurance Company and Southern Insurance Company of Virginia.

     Copies of the prospectus relating to the offering may be obtained, when available, from: SunTrust Robinson Humphrey at 3333 Peachtree Road, N.E., Atlanta, GA 30326 (404-926-5000); Legg Mason Wood Walker, Inc. at 100 Light Street, Baltimore, MD 21202 (410-539-0000); Advest, Inc. at One Rockefeller Plaza, New York, NY 10020 (212-484-2900); and Cochran, Caronia & Co. at One South Wacker Drive, Chicago, IL 60606 (312-425-9335).